Exhibit 10.3

First amendment TO SECOND AMENDED & RESTATED SEPARATION AND SHARED SERVICES AGREEMENT

This First Amendment to Second Amended & Restated Separation and Shared Services Agreement (“First Amendment”), effective as of March 3, 2021 (the “First Amendment Effective Date”), is made by and between BioXcel LLC, a Delaware corporation located at 2614 Boston Post Road Guilford CT 06437 (“BioXcel”), and BioXcel Therapeutics, Inc., a Delaware corporation located at 555 Long Wharf Drive New Haven, CT 06511 (“BTI”). BioXcel and BTI may be referred to herein individually as a “Party”, or collectively as the “Parties.”  Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms under the Shared Services Agreement (as defined below).

WHEREAS, BioXcel (as successor in interest to BioXcel Corporation) and BTI are parties to that certain Second Amended & Restated Shared Services Agreement, dated March 6, 2020 (the “Shared Services Agreement”); and

WHEREAS, BioXcel and BTI desire to amend the Shared Services Agreement in respect of BTI’s option thereunder to enter into a Collaborative Services Agreement with BioXcel.

NOW, THEREFORE, the Parties hereby agree as follows:

A.	Amendments. The Shared Services Agreement is hereby amended as follows, effective as of the First Amendment Effective Date:
1.	Section 2(d) of the Shared Services Agreement shall be deleted in its entirety and replaced with the following:

d. EvolverAI Collaborative Services.  On or before March 12, 2023, BTI shall have the option to enter into a Collaborative Services Agreement with BioXcel by which BioXcel shall perform product identification and related services for BTI utilizing the EvolverAI Platform.  The Parties agree to negotiate the terms of such Collaborative Services Agreement in good faith and that such agreement will incorporate reasonable market based terms, including consideration for BioXcel reflecting a low, single-digit royalty on net sales and reasonable development and commercialization milestone payments, provided that (i) development milestones shall not exceed $10 million in the aggregate and shall not be payable prior to proof of concept in humans and (ii) commercialization milestones shall be based on reaching annual net sales levels, be limited to 3% of the applicable net sales level, and not exceed $30M in the aggregate.  BioXcel shall continue to make such product identification and related services available to BTI until at least September 30, 2024.

B.	Miscellaneous.
1.	Except to the extent amended by this First Amendment, all of the definitions, terms, provisions and conditions set forth in the Shared Services Agreement are ratified and confirmed and shall remain in full force and effect.
2.	As of the First Amendment Effective Date, the Shared Services Agreement and this First Amendment shall be read and construed together as a single agreement, and any and all references in the Shared Services Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Shared Services Agreement shall be deemed a reference to the Shared Services Agreement as amended by this First Amendment.
3.	This First Amendment may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures to this First Amendment may be provided by PDF file and shall be deemed to be original signatures.

[Signature page follows]

IN WITNESS WHEREOF, BioXcel and BTI, intending to be legally bound, have caused this First Amendment to be signed by their duly authorized representatives.

BIOXCEL LLC	BIOXCEL THERAPEUTICS, INC.
By: /s/ Ankush Sethi Ankush Sethi Title: COO	By: /s/ Peter Mueller Name: Peter Mueller Title: Chairman